LICENSE AGREEMENT

        This LICENSE AGREEMENT (the "Agreement") is made and entered into by and among Electro-Chemical Technologies Ltd., a Nevada corporation ("Licensor"), Integrated Environmental Technologies Ltd. (formerly Naturol, Inc.), a Nevada corporation ("Licensee"), and Laboratory of Electrotechnology Ltd., a Russian Limited Liability Company ("Supplier"), hereinafter sometimes referred to collectively as the "parties".

RECITALS

        WHEREAS, Licensor is the owner everywhere in United States of the right, title and interest in and to certain new and useful inventions and improvements relating to an electrochemical cell known as a Flow-through Electrolytic Module or FEM, as defined more fully in the Patents and related Electro-Chemical Activation ("ECA") technology all of which are referred to collectively as the "ECA technology";

        WHEREAS, Licensee is desirous of acquiring an exclusive license to purchase FEMs and/or ECA devices from Licensor and to manufacture/assemble (with the exception of FEMs), market, lease, sell, distribute and service Licensed Products for use in the Licensed Applications in the Territory employing the ECA technology; and

        WHEREAS, Supplier manufactures FEMs for distribution by Licensor for use in ECA Devices in the Licensed Applications in the Territory.

        NOW, THEREFORE, in consideration of the mutual promises and undertakings hereinafter set forth, as well as other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, it is agreed as follows:

        1. DEFINITIONS

Whenever used in this Agreement, the following terms shall have the following meanings:

        1.1 "ECA Devices" shall mean Electro-Chemical Activation ("ECA") devices purchased from Licensor and/or manufactured/assembled, marketed, leased, sold, distributed, serviced and/or otherwise utilized by Licensee in the Licensed Applications employing the ECA technology.

        1.2 "FEM" shall mean the Flow-through Electrolytic Module, as defined more fully in the Patents.

        1.3 "Licensed Applications" shall mean Licensed Products utilizing the ECA technology in the following water purification applications: (a) recreational water purification units producing small volumes per hour of potable water; (b) residential water purification units; and (c) water purification units for use by small businesses such as offices, motels and restaurants, and state and local government facilities, not including municipal water systems; provided, however, that other applications may, in Licensor's sole discretion, be considered on a case-by- case basis for inclusion in this Agreement on terms and conditions to be mutually agreed upon by Licensor and Licensee.

        1.4 "Licensed Products" shall mean ECA devices and component parts intended for use in the Licensed Applications, the purchase, manufacture/assembly, marketing, lease, sale, distribution and servicing of which by Licensee utilizes any element of the Patents and Technical Information which is not patented under the Patents.

        1.5 "License Year" shall mean a twelve (12) calendar month period; provided, however that the first License Year shall commence on the effective date of this Agreement and end on December 31, 2003, and the subsequent License Years shall mean each twelve (12) calendar month period thereafter.

        1.6 "Net Sales Price" shall mean sales attributable to rental, lease, service, supply and/or sales of Licensed Products by Licensee and/or its affiliates, less deductions from such sales from all (i) transportation charges, including insurance; (ii) sales, excise taxes and other taxes and duties paid by Licensee, together with any governmental charges or taxes imposed upon the production, use or sale of Licensed Products, to the extent separately stated on purchase orders, invoices or other documents of sale; (iii) customary trade, quantity, allowances or cash discounts to the extent actually allowed and taken; and (iv) allowances for credits to customers on account of rejection or return of Licensed Products. No deductions are allowed for commissions paid to individuals whether they be with independent sales agencies or regularly employed by Licensee and on its payroll, or for cost of collections. Net Sales occur on the date of billing for the Licensed Products. If a Licensed Product is distributed for non-cash consideration (whether or not at a discount), Net Sales are calculated based on the non-discounted amount for the Licensed Product charged to an independent third party during the same reporting period or, in the absence of such sales, on the last sale of the Licensed Product.

        1.8 "Patents" shall mean U.S. Patent Nos:

  5,628,888 [Apparatus For Electrochemical Treatment of Water And/Or Water Solutions (Case #2)], dated May 13, 1997;

  5,635,040 [Electrochemical Cell (FEM-3)], dated June 3, 1997;

  5,783,052 [Electrochemical Cell (FEM-3) (Case #1A)], dated July 21, 1998;

  5,871,623 [Apparatus for Electrochemical Treatment of Water And/Or Water Solutions (Case #2A)], dated February 16, 1999;

  5,985,110 [Apparatus for Electro-Chemical Treatment of Water And/Or Solutions (Case#2B)], dated November 16, 1999;

  6,004,439 [Apparatus for Obtaining Products by Anode Oxidation of Dissolved Chlorides Of Alkaline or Alkaline-Earth Metals (Case #3)], dated December 21, 1999;

and any and all continuations, continuations-in-part, divisions and reissues based upon such Patents.

        1.9 "Technical Information" shall mean all or any part of Licensor's systems, methods, information, know-how, trade secrets, and other technical information, experimental data and experience from prior design, development engineering, or manufacture relating to FEMs and/or ECA Devices produced by Supplier in Moscow, Russia, including all drawings, writings and models relating thereto and also including such information as is disclosed in the Patents.

        1.10 "Territory" shall mean the United States of America.

        2. LICENSE GRANT

        2.1 Licensor hereby grants to Licensee an exclusive, royalty-bearing license under the Patents and the Technical Information to purchase, manufacture/assemble (with the exception of FEMs), market, lease, sell, distribute and service Licensed Products throughout the Territory for use in the Licensed Applications; provided, however, that Licensor/Supplier shall retain the exclusive right to manufacture/assemble FEMs and to supply such FEMs to Licensee.

        2.2 Licensee shall not have the right to grant sublicenses to third parties without the prior written approval of Licensor. Licensee shall ensure that any and all sublicense agreements will provide that such sublicensee(s) cannot and will not (a) manufacture/assemble, market, lease, sell, distribute or service Licensed Products to customers located outside of the Territory, and (b) manufacture/assemble, market, lease, sell, distribute or service devices or equipment in the Territory that compete with the Licensed Products.

        2.3 Licensee shall use commercially reasonable efforts to market, distribute, service and otherwise exploit the Licensed Products to the fullest extent possible on a lease basis.

        2.4 Licensee agrees: (a) not to reverse engineer the FEM(s) during the term of this Agreement and any sublicense agreements, and (b) to include in its sublicense agreements with sublicensees a prohibition against sublicensees reverse engineering the FEM(s) during the terms of this Agreement and the sublicense agreements.

        2.5 Licensor and Licensee agree during the term of this Agreement not to assemble, manufacture, market, lease, sell, distribute or service within the Territory ECA devices or equipment or FEMs that compete with the Licensed Products, other than as provided for in this Agreement.

        3. LICENSE FEE AND ROYALTY PAYMENTS

        3.1 Licensee agrees to pay to Licensor a license fee of Seventy Five Thousand Dollars $75,000.00), payable in cash within ten (10) business days the date of execution of this Agreement.

        3.2 Subject to the provisions of Section 6, Licensee agrees to pay to Licensor royalties with respect to the rental, lease, sale, supply, and/or service of Licensed Products as follows: eight percent (8%) of the Net Sales Price of each Licensed Product sold by Licensee and/or its sublicensees, commencing on the Execution Date of this Agreement and continuing until the end of the term last to expire of the Patents and any other Patent(s) issuing from the Patents.

        3.3 All royalties hereunder shall accrue pro rata as payments are due from customers.

        3.4 Within thirty (30) days after the end of each calendar quarter of each LicenseYear, Licensee shall pay to Licensor, by check made payable to Licensor, or by bank wire transfer to Licensor's bank, whichever Licensor chooses, the full amount of all royalties due hereunder to Licensor for such calendar quarter.

        3.5 In addition to the royalties payable under Section 3.2, commencing in the License Year 2005, Licensee shall pay to Licensor within sixty (60) days after the end of each License Year, a non-refundable payment equal to the difference, if any, between (i) the royalties actually paid to Licensor with respect to such License Year and (ii) the minimum annual royalty schedule for the License Years 2005 through and including the license expiration date set forth in Section 3.2; provided, however, that (a) such royalty schedule is to be established in accordance with market surveys to be conducted at Licensee's expense by one or more recognized professional marketing organizations and (b) thereafter, mutually agreed upon by Licensor and Licensee and incorporated into and made a part of this Agreement prior to the end of License Year 2004.

        4. RECORDS AND REPORTS

        4.1 Licensee shall furnish Licensor with a statement, within thirty (30) days of the end of each calendar quarter, setting forth with respect to such calendar quarter (i) the quantity of Licensed Products sold or used by Licensee or its sublicensees; (ii) the Net Sales Price of Licensed Products sold or used by Licensee or its sublicensees; (iii) the royalty payment made by sublicensees to Licensee; and (iv) the royalty payment due to Licensor hereunder; provided, however, that a Licensed Product shall not be considered sold until thirty (30) days after shipment. Payment of the royalty due shall accompany the statement. If no royalty is owed for such calendar quarter, the statement shall so indicate. A Licensed Product shall be considered sold when invoiced, shipped or paid for, whichever occurs first.

        4.2 Licensee shall keep, for at least the three (3) most recent License Years, accurate books and records of the number and type of all Licensed Products sold, the amount of sales thereof, the royalties owed Licensor, and all income received from any sublicensees.

        4.3 Licensor may during normal business hours, on reasonable notice and not more than once a year, have its duly authorized agent or representative, inspect, check, and verify all such books and records either at Licensee's business premises or at a place mutually agreed upon. The agent's reports and the aforesaid royalty statements, and the information contained therein, shall be maintained in confidence by Licensor.

        5. REPRESENTATIONS AND WARRANTIES

        Licensor warrants that it is the sole owner of the entire right, title and interest in the Patents and the Technical information, and that it has the full right to grant all rights herein granted to Licensee, and that there are no known infringements against the Patents, no known claims of infringement, and the Licensor is not involved in litigation, prosecuting or defending infringement actions related to the Patents.

        6. TERM AND TERMINATION.

        6.1 Unless sooner terminated hereunder, the term of the license granted by Section 2 and the obligation to pay royalties under Section 3 shall terminate at the end of the term last to expire of the Patents and any other Patent(s) issuing from the Patents.

        6.3 Licensor may terminate this Agreement upon the occurrence of any of the following events:

  Subject to the provisions of Section 9.2 hereof, if any undisputed royalty payment is in arrears thirty (30) days after the due date thereof, and if thereupon notice is given to Licensee and if thereafter such payment remains in arrears for thirty (30) days after the sending of such notice;

  If Licensee fails to satisfy the requirements set forth in Sections 2.2, 2.3, 2.4, 2.5 and/or 12; or

  If Licensee is adjudged bankrupt, or is insolvent or enters into a composition with or makes an assignment for the benefit of its creditors, or if a receiver is appointed for it, then Licensee shall promptly notify Licensor of such event and Licensor shall have the right to terminate this Agreement by sending to Licensee notice of its intention to do so at least sixty (60) days prior to the time when such termination is to take effect, and after the expiration of such sixty (60) day period, this Agreement shall become void without prejudice to any remedy of the Licensor with respect to recovery of any monies then due it under this Agreement or with respect to any antecedent breach of this Agreement and without prejudice to any other right of the Licensor hereunder.

        6.4 Licensee may terminate this Agreement upon the occurrence of any of the following events:

  If Licensor fails to satisfy the requirements set forth in Sections 2.5, 5 and/or 7.1, or

  If Licensor is adjudged bankrupt, or is insolvent or enters into a composition with or makes an assignment for the benefit of its creditors, or if a receiver is appointed for it, then Licensor shall promptly notify Licensee of such event and Licensee shall have the right to terminate this Agreement by sending to Licensor notice of its intention to do so at least sixty (60) days prior to the time when such termination is to take effect, and after the expiration of such sixty (60) day period, this Agreement shall become void without prejudice to any remedy of the Licensee with respect to recovery of any monies then due it under this Agreement or with respect to any antecedent breach of this Agreement and without prejudice to any other right of the Licensee hereunder.

        7.SUPPLY OF FEMS, TECHNICAL ASSISTANCE AND IMPROVEMENTS

        7.1 Licensor agrees to supply to Licensee FEMs produced by Supplier in sufficient quantities to satisfy Licensee's reasonable demands in accordance with this Agreement and at prices to be negotiated between the parties and incorporated in the Supply Agreement, a copy of which is attached hereto as Attachment A, provided, however, that Licensee agrees to provide three (3) months' advanced notification to Licensor in the case of any FEM order or combination of orders that exceed one thousand (1000) FEMs for a single month.

        7.2 Licensor shall at Licensee's expense provide technical assistance and support to Licensee for the purpose of facilitating the development, manufacture/assembly (other than FEMs), use, lease, sale, distribution and servicing of Licensed Products. Specifically, Licensor agrees to the following: (i) consultations by phone, fax, e-mail or any other method of communication agreed upon by the parties; (ii) consultations at Licensee's facilities; (iii) site visits to Licensee's manufacturing facilities; and (iv) consultations with Licensee at Licensor's facilities; provided, however, that the costs for such assistance and support shall be mutually agreed upon by the parties in advance and shall be subject to the reasonable availability of personnel.

        7.3 Licensor shall advise Licensee of improvements applicable to any Licensed Product at such time as Licensor files any patent application claiming such improvements. Such improvements shall become Licensed Products subject to reasonable price increases necessitated by the improvements.

        7.4 Licensee shall provide Licensor with copies of all test results relating to Licensor's ECA technology, as well as all test results relating to Licensed Products.

        7.5 Licensor retains the right to visit installation sites for the purposes of evaluating the installed performance of the Licensed Products; provided, however, that such visits may be undertaken only with the prior written consent of the Licensee and the party at whose site the Licensed Products are in use or installed.

        8. PATENT FILING AND PROSECUTION

        8.1 Licensor shall file, prosecute and maintain any Patent issuing from the Patents.

        8.2 With respect to filing and prosecuting the Patent(s) in foreign countries, Licensor shall have the right to file, prosecute and maintain any Patent(s) included within the Patent or any subsequent inventions incorporated into the Licensed Products in any foreign country at Licensor's sole cost and expense. Any such Patent(s) issuing therefrom shall be owned by Licensor.

        9. INFRINGEMENT

        9. 1 Upon learning of any apparent infringement by a third party of any claim of a Patent licensed herein and owned by Licensor, Licensee shall notify Licensor in writing thereof and shall furnish Licensor with a sample or a detailed written description of the alleged infringing product or practice, and evidence that such infringement substantially affects the commercial operation of Licensee. Licensor shall immediately commence suit or other proceedings to stop such infringement.

        9.2 Until Licensor brings such suit against an infringer, Licensee may accrue but cease payment of any earned royalties and minimum royalties due to Licensor hereunder, and shall have no liability for payment of such royalties with respect to the sale of Licensed Products until a suit for infringement is instituted by Licensor, or until the alleged infringement has ceased, whichever occurs sooner. Upon the institution of such infringement suit by Licensor, and so long as Licensor is diligently prosecuting such suit, Licensee shall pay to Licensor the amount of the earned royalties and minimum royalties, including any accrued royalties, due hereunder with respect to the sale of Licensed Products. During any period in which royalties are discontinued in accordance with this Section 9.2, this license shall continue and the non-payment of earned royalties and minimum royalties by Licensee during such period shall not provide a basis for termination of this Agreement or for the conversion of the exclusive license granted herein to a non-exclusive license by Licensor.

        9.3 If Licensor does not file suit or cause the infringement to cease within two (2) months of notification thereof, in addition to ceasing royalty payments, Licensee shall have the right to sue in its own name to stop such infringement. Licensor shall cooperate in any reasonable way necessary in the prosecution of any suit for infringement brought by Licensee. Notwithstanding the right to sue for infringement granted to the Licensee hereunder, Licensee shall not enter into any settlement with an infringer which would adversely affect the scope or validity of Licensor's Patent without the prior written consent of Licensor, which consent shall not be unreasonably withheld or delayed.

        9.4 In any infringement suit brought, Licensor and Licensee shall share in any recovery in an amount proportional to the damage or loss suffered by each of them, provided that each party is first reimbursed for its legal expenses expended in the prosecution of any such suit.

        10. INDEMNIFICATION AND INSURANCE

        10.1 Licensee shall indemnify, defend, and hold harmless Licensor and its officers and directors and their respective successors, heirs and assigns (the "Licensor Indemnitees"), against any liability, damage, loss or expense (including reasonable attorney's fees and expenses) incurred by or imposed upon any of the Licensor Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability regardless of whether such action has any factual basis) concerning any Licensed Product (other than liability for defective FEMs) that is marketed, distributed, used leased, sold and/or serviced pursuant to any right or license granted under this Agreement.

        10.2 Licensee shall obtain and carry in full force and effect commercial general liability insurance, including product liability and errors and omissions insurance which shall protect Licensor Indemnitees with respect to events covered by Section 10.1. Such insurance (i) shall be issued by an insurer licensed to practice in the United States or an insurer pre-approved by Licensor, such approval not to be unreasonably withheld, (ii) shall be endorsed to include product liability coverage, and (iii) shall require thirty (30) days written notice to be given to Licensor prior to any cancellation or material change thereof. The limits of such insurance shall be not less than One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for bodily injury including death; One Million Dollars per occurrence with an aggregate of Three Million Dollars for property damage; and One Million Dollars per occurrence with an aggregate of Three Million Dollars ($3,000,000) for errors and omissions. In the alternative, Licensee may self-insure subject to the prior approval of Licensor. Licensee shall provide Licensor with Certificates of Insurance evidencing compliance with this Section. Licensee shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which Licensee or any sublicensee continues to market, distribute, use lease, sell and/or service a product that was a Licensed Product under this Agreement, and thereafter for a period of five (5) years.

        11. CONFIDENTIAL INFORMATION

        11.1 Except for the proper exercise of any license granted and rights reserved under the provisions of this Agreement, Licensee agrees that it, its affiliates and sublicensees will not publish or otherwise divulge or use for its or their own benefit confidential information, including without limitation the Technical Information, furnished to it by Licensor without first obtaining the prior written approval of Licensor in each instance. The foregoing obligation shall not be imposed on Licensee with respect to any information which Licensee can demonstrate: (i) is necessary to be disclosed by the sale of the Licensed Products to customers in the ordinary course of business; (ii) was at the time of disclosure to Licensee (or thereafter becomes, prior to its publication, divulgence or use for the benefit of Licensee or any of its affiliates or sublicensees, through no fault of Licensee or its affiliates or sublicensees) a part of the public domain by publication or otherwise; (iii)

was already properly and lawfully in Licensee's possession at the time it was received from Licensor; (iv) was lawfully received from a third party who was under no obligation of confidentiality to Licensor with respect thereto; (v) is required by law to be disclosed (but only to the extent of such required disclosure); or (vi) was generated by the Licensee as part of demonstration trials, and does not include Technical Information furnished by Supplier or Licensor.

        11.2 Licensee has or will require all of its employees and consultants and the employees and consultants of its sublicensees who have access to any of the Technical Information to execute agreements similar in content to Section 11.1 and will exercise its best efforts to obtain compliance therewith.

        12. ASSIGNABILITY.

        Licensee shall have the right at any time to assign its rights and interests in this Agreement, other than to a competitor of Licensor, in connection with its merger or consolidation with a third party or with the sale of substantially all of its assets utilized in the business to which this Agreement relates, without the necessity of obtaining the consent of Licensor, provided that the assignee expressly assumes and agrees to perform all of the obligations of the assigning party, in which case Licensee shall be released from further liability. In assigning such interest, Licensee hereby expressly agrees that it will in so doing specifically reserve for Licensor all of the rights and privileges herein provided. In the event of the assignment hereof, Licensee shall notify Licensor within fifteen (15) days of such assignment. Except as otherwise permitted by the provisions of this Section 12, Licensee shall not have the right to assign its interests in this License Agreement without the prior written consent of the other party.

        13. PATENT MARKING

        To the extent commercially feasible and consistent with prevailing business practices, Licensee shall mark all Licensed Products made pursuant to this Agreement, as appropriate, with either applicable patent numbers furnished by Licensor, or the designation "patent pending," and shall also designate and mark such products and its sales literature and descriptive publications and the like with the notation that the subject listed United States Patent(s) is/are owned by Licensor. Licensee, however, shall obtain no rights in the Licensor's Trademarks or any composite mark including any of Licensor's Trademarks.

        14. NOTICES.

        Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to be properly given when sent by registered or certified mail, return receipt requested, or by facsimile to the following address or facsimile number given to the other party by notice hereunder.

        If to Licensor:         Electro-Chemical Technologies Ltd.

                                        340 East Warm Springs Road, Suite 1A

                                        Las Vegas, Nevada 89119

                                        Attention: John Henry Brebbia, President

                                        Fax No. (702) 260-9044

                                        e-mail: jhb@ectltd.net

        If to Licensee:        Integrated Environmental Technologies Ltd.

                                        201 E. Elizabeth Street

                                        Elizabeth City, NC 27909

                                        Attention: William E. Prince President

                                        Fax No. (252) 333-1377

                                        e-mail: w.e.prince@earthlink.net

        If to Supplier:         Laboratory of Electrotechnology Ltd.

                                        3 Kasatkina Street

                                        Attention: Prof. Vitold M. Bakhir

                                        Moscow 129301 Russia

                                        Fax No. (095) 187 3727

                                        e-mail: VitoldECA@g23.relcom.ru

        15. CONTROLLING LAW

        The parties agree that this Agreement shall be construed and governed according to the laws of the State of Nevada.

        16. ENTIRE AGREEMENT

        The terms and provisions contained herein and in the Supply Agreement constitute the entire agreement between the parties with respect to the subject matter hereof; and there are no representations, warranties, covenants, or agreements, express or implied, with respect to the subject matter hereof, other than those expressly set forth herein and in the Supply Agreement with the exception of the Confidentiality Agreements between Licensor and Licensee and Supplier and Purchaser, dated August 27 2003, which shall survive the termination of this Agreement and which shall remain in full force and effect as provided for herein. No modification or amendment of the provisions of this Agreement shall be binding upon either party hereto unless in writing and signed by duly authorized officers of the respective parties.

        17. SEVERABIILTY

        If any provision of this Agreement or portion thereof, or the application thereof to any person or circumstance, shall be held to any extent invalid or unenforceable by a court or other tribunal of competent jurisdiction, the remainder of this Agreement (or of such provision) and the application thereof in such circumstances shall remain in full force and effect.

        18. ARBITRATION

        18.1 Any dispute, controversy, claim or difference arising out of or in connection with or resulting from this Agreement which cannot be settled amicably by the parties shall be resolved definitively and exclusively by arbitration under the Rules of Procedure of the American Arbitration Association (the "Rules") then prevailing and in accordance with the laws of the State of Nevada, which arbitration shall be held in Las Vegas, Nevada. Arbitration shall be by a single arbitrator to be chosen jointly by the parties, provided that, should the parties be unable to agree upon their choice of arbitrator within thirty (30) days after the demand for arbitration, the arbitrator shall be chosen in accordance with the Rules. The decision of the arbitrator shall be final and binding upon the parties and judgment on any award made by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator's discretion and power shall include an appropriate award for costs, including an apportionment thereof, in the absence of which the costs of arbitration shall be borne equally by the parties.

        18.2 Although the procedures specified in this Section 18 are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

        19. INDEPENDENT CONTRACTORS

        Nothing herein contained shall be construed to place the parties in the relationship of partners, joint venturers, principal and agent, or employer and employee, and neither party shall have the power to obligate or bind the other party in any manner whatsoever, with the exception of the warranty and representations made by Licensor and provided by Licensor to its customers. Each party shall be responsible for the acts, negligence and omissions of its employees, agents, servants and subcontractors.

        20. WAIVERS

        No actual waiver of a breach by either party of any covenant or condition of this Agreement shall be construed to be a waiver of any succeeding breach of the same or any other covenant or condition.

        21. CAPTIONS

        The captions to the Sections of this Agreement are for convenience only and are not a part of this Agreement and shall not be deemed of any force or effect whatsoever in construing this Agreement. The references to a numbered or lettered Section refer to the section bearing the number or letter in or attached to this Agreement, unless otherwise stated.

        22. RECITALS

        The Recitals set forth herein are true and correct and are incorporated herein.

        23. SUCCESSORS AND ASSIGNS

        This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto; but nothing herein contained shall be deemed to permit any assignment except as permitted by Section 12.

        24. COUNTERPARTS

        This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument by their duly authorized officers, all as of the latest date of execution by the parties (the "Execution Date").

ELECTRO-CHEMICAL TECHNOLOGIES LTD.

By:/S/John Henry Brebbia                                                              /S/Patricia Brebbia

John Henry Brebbia                                                                         Witness

President

Dated: September 4, 2003

INTEGRATED ENVIRONMENTAL TECHNOLOGIES LTD.

By:/S/William E. Prince                                                                  /S/Marion C. Sofield

William E. Prince                                                                             Witness

President

Dated: September 10, 2003

LABORATORY OF ELECTROTECHNOLOGY LTD.

By:/S/Prof. Vitold M. Bakhir

Director                                                                                             Witness

Dated: September 19, 2003